As filed with the Securities and Exchange Commission on May 30, 2008

Registration No. 333-120847

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 11 TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Gerald J. Reihsen, III

Executive Vice President – Corporate Development & Legal

Behringer Harvard Opportunity REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Lauren Burnham Prevost, Esq.

Seth K. Weiner, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable following effectiveness of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐           Accelerated filer  ☐             Non-accelerated filer  ☒     Smaller reporting company  ☐

DEREGISTRATION OF SHARES OF COMMON STOCK

Behringer Harvard Opportunity REIT I, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-120847) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on September 20, 2005, pursuant to which the Registrant registered 48,000,000 shares of common stock.  Of the 48,000,000 shares of common stock registered, 40,000,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 8,000,000 shares were offered pursuant to the Registrant’s distribution reinvestment plan for $9.50 per share.  On November 17, 2006, the Registrant registered an additional 6,587,065 shares of common stock to be offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share through the filing of a Registration Statement on Form S-11 (File No. 333-138804) pursuant to Rule 462(b) under the Securities Act of 1933.  Pursuant to a post-effective amendment to the Registration Statement filed with the Securities and Exchange Commission on July 24, 2007, the Registrant modified the allocation of the shares of common stock registered such that a total of 52,000,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 2,302,173 shares were offered pursuant to the Registrant’s distribution reinvestment plan for $9.50 per share.  Pursuant to a supplement to the prospectus contained within the Registration Statement filed with the Securities and Exchange Commission on September 12, 2007, the Registrant modified the allocation of the shares of common stock registered such that a total of 53,000,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 1,249,542 shares were offered pursuant to the Registrant’s distribution reinvestment plan for $9.50 per share.  Pursuant to a supplement to the prospectus contained within the Registration Statement filed with the Securities and Exchange Commission on November 30, 2007, the Registrant modified the allocation of the shares of common stock registered such that a total of 53,270,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 965,331 shares were offered pursuant to the Registrant’s distribution reinvestment plan for $9.50 per share.

As of close of business on December 28, 2007, the Registrant had sold a total of 54,088,876 shares pursuant to the Registration Statement, including 53,148,489 shares sold to the public pursuant to the primary offering and 940,387 shares sold pursuant to the distribution reinvestment plan.  The Registrant terminated the offering of the shares covered by the Registration Statement effective as of the close of business on December 28, 2007, and hereby deregisters the remaining 146,455 shares which were previously registered under the Registration Statement and remained unsold as of close of business on December 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 30th day of May, 2008.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

By:	/s/ Robert M. Behringer
Robert M. Behringer, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

	Signature	Title	Date

	/s/ Robert M. Behringer Robert M. Behringer	Chief Executive Officer, Chief Investment Officer, Director (Principal Executive Officer)	May 30, 2008

	/s/ Gary S. Bresky Gary S. Bresky	Chief Financial Officer (Principal Financial Officer)	May 30, 2008

	/s/ Kimberly Arianpour Kimberly Arianpour	Chief Accounting Officer (Principal Accounting Officer)	May 30, 2008

	* Robert S. Aisner	Director	May 30, 2008

	* Barbara C. Bufkin	Director	May 30, 2008

	* Steven J. Kaplan	Director	May 30, 2008

	* Terry L. Gage	Director	May 30, 2008

* By:	/s/ Gary S. Bresky
Gary S. Bresky
Signed on behalf of the named
individuals under power of
attorney